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Paychex, Inc.

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Paychex, Inc.’s Board of Directors Encourages Stockholders to Vote FOR the Company’s Advisory Vote to Approve Named Executive Officer Compensation

September 24, 2021

Dear Paychex Stockholder,

Thank you for your investment in Paychex, Inc. (“we”, “our”, “Paychex” or the “Company”). Earlier this month, we filed our Fiscal Year 2021 Proxy Statement (the “Proxy Statement”), which outlines the Company’s overall governance structure and executive compensation program and includes proposals for stockholders to vote on at our upcoming Annual Meeting of Stockholders to be held on October 14, 2021.  Those proposals include, among others, Proposal 2, an advisory vote to approve named executive officers’ compensation.

We are providing additional explanatory disclosure set forth below regarding certain one-time compensation-related actions implemented by our Governance & Compensation (“G&C”) Committee of the Board of Directors (the “Board”), in response to the COVID-19 pandemic (the “pandemic”) and its actual and uncertain future impacts on our business performance.  We understand that one of the two leading proxy advisory firms has recommended FOR our Say-on-Pay proposal while the other proxy advisory firm has recommended adversely.

THE BOARD OF DIRECTORS ENCOURAGES YOU TO VOTE “FOR” PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

The Company and the G&C Committee,  comprised of independent directors, take pay-for-performance and alignment between stockholders and management very seriously.  We have a long track record of strong stockholder support for, and positive recommendations from proxy advisory firms on, our past Say-on-Pay votes.  Over each of the past five years, at least 95% of the votes cast have been in favor of our Say-on-Pay proposals.

For the reasons discussed below, in the supplemental information, and in the Proxy Statement, we believe that the G&C Committee’s actions were consistent with the Company’s pay-for-performance philosophy that our stockholders (and the proxy advisory firms) have consistently supported in the past years, and that Proposal 2 deserves your support this year, too.

Rationale for Discretion in Determination of Performance Achievement under 2019 Long-Term Incentive Award

The Board is disciplined in its decision-making, with a focus on preserving and enhancing long-term stockholder value.  Prior to the pandemic, the G&C Committee had not applied discretion, granted to it under the company’s stock incentive plan, in the measurement of performance achievement when determining whether or not a multi-year performance-based award had been earned.  However, the pandemic is an unprecedented crisis that has caused extraordinary disruption to most companies, including Paychex.  The impact of the pandemic on the U.S. economy resulted in a significant negative impact on our revenue and earnings that could not be completely offset within a two-year cycle, which was the majority of the performance period of the 2019 performance award. Therefore, the G&C Committee determined that exercising its discretion in measurement of the performance achievement for the period between June 2019 and May 2021, for purposes of determining whether any performance-based awards held by the stewards of the business would be earned, was warranted due to the unforeseen and unpredictable impacts of the pandemic. The G&C Committee resolved to utilize a formulaic payout structure based on performance against pre-established annual budget amounts, rather than implement a subjective, non-formulaic standard.  The G&C Committee determined to measure attainment as outlined on page 40 in the Proxy Statement.

Specifically, in exercising its discretion to make these adjustments, in July 2021, the G&C Committee considered the following:

•The financial plan used to set rigorous targets for the 2019 Performance Award was created before the pandemic and would have resulted in achievement of only 36% of target.

•Prior to the pandemic, the Company was on track to over-achieve target performance for the 2019 performance award.

•The G&C Committee considered multiple formulas to determine the performance achievement and ultimately determined an achievement that did not result in the highest payout.

•The Company’s 2021 financial results were exemplary.

•Our named executive officers demonstrated strong leadership skills in taking decisive actions that mitigated the impacts of the pandemic on our business.

•The G&C Committee was also mindful that the Company’s executive compensation is consistently below median compared to peers, while financial performance is consistently in the highest quartile compared to peers, creating a serious risk of loss of key talent in a competitive environment at this critical time.

We believe these reasons, as well as others described in the Supplemental Executive Compensation Information and the Proxy Statement, provide compelling support for the decisions made. At the time these actions were approved, the stakes were, and continue to be, considerably high for the Company, and the G&C Committee acted in the long-term interests of our stockholders.

Change in Award Mix for Fiscal Year 2021

Historically, the Company’s executive incentive compensation has been a mix of performance-based and time-based awards. In July 2020, solely for fiscal year 2021, because of the uncertainty of the impact of the pandemic on the Company’s long-term goals, the G&C Committee believed it to be in the best interests of the Company to forego its normal practice of granting three-year performance shares.  Instead, the executives were awarded equity compensation comprised of 60% time-based restricted stock and 40% stock options.  The G&C Committee believed that the stock option awards allowed for a significant portion of the equity awards to be performance-based and at-risk, because realized compensation would depend on stock price performance, in addition to continued employment.  Due to the pandemic, the G&C Committee determined this mix of grants would be best to align management with stockholder interests and retain key talent. The following factors influenced this decision:

•The annual award for named executive officers is granted in July, based on reviews of the Company and its executives performed by the G&C Committee in June. This was just 12 weeks after the onset of the pandemic.

•For the first time in its 50-year history, the Board did not approve a financial plan in July 2020 for Fiscal 2021 and could not accurately forecast a plan for fiscal 2022 with any degree of certainty. The Company’s Board-approved financial plans generally form the basis of the Company’s performance awards. Due to the environment, the Board approved a short-term financial plan with a framework that allowed management to navigate the unique challenges of the pandemic.

In July 2021, the G&C Committee returned to its previous ordinary course practice of granting a blend of stock options, restricted stock, and performance shares.  The G&C Committee fully intends to continue performance-based awards in 2022 and future years.  This will ensure that executive compensation continues to be aligned with the Company’s performance, consistent with our philosophy and our focus on alignment with stockholder interests.

In conjunction with other cost-saving initiatives taken during the first half of our fiscal year 2021, our Board elected to temporarily take a 20% reduction in quarterly board retainer fees (excluding committee and chair retainers). In addition, our Chief Executive Officer and other named executive officers elected to temporarily reduce their base salaries by 20%. These cost-saving initiatives were in place from July 1, 2020 to December 31, 2020.

For additional information, please refer to “Supplemental Executive Compensation Information”.

Conclusion

The Company had significant achievements during fiscal year 2021, even in the face of unprecedented challenges due to the pandemic. While we recognize that our Say-on-Pay vote is advisory in nature, we greatly value the feedback of our stockholders and the strong support we have had in recent years for our executive compensation programs.  As noted above, one of the leading proxy advisory firms has recommended FOR our Say-on-Pay proposal, while the other has not.  We appreciate the opportunity to provide our stockholders supplemental information related to the one-time pandemic-driven compensation-related actions taken and our position that those actions were in the best interest of our stockholders.

We appreciate your continued support.

THE BOARD OF DIRECTORS ENCOURAGES YOU TO VOTE “FOR” PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Supplemental Executive Compensation Information Paychex HR Payroll Benefits Insurance 1

Executive Summary We are requesting your vote FOR Proposal 2, the annual advisory vote on the compensation paid to our Named Executive Officers (“NEOs”) Glass Lewis has issued a recommendation to vote for Proposal 2, but ISS has issued a recommendation against Proposal 2 with concerns primarily around long-term equity compensation. The Company response is to reiterate the recommendation of our Board of Directors (the “Board”) in support of our executive compensation practices as follows: The COVID-19 pandemic was an unprecedented crisis that caused extraordinary disruption to most companies for a long period of time, including Paychex. Compensation decisions were for a one-year period and returned to normal performance-based equity grant practices in July 2021. The Company fully intends to continue to use performance-based awards in 2022 and subsequent years. Financial results, while negatively impacted by economic impacts of the pandemic, came in stronger than expectations. The Governance and Compensation Committee of the Board (the “G&C Committee”) determined that there was exemplary performance by NEOs in managing the business through the pandemic and areas within their control. Paychex maintains executive compensation in the second quartile compared to our Peer Group with financial performance in the top quartile. This is the first time Paychex has received a negative recommendation for Say-on-Pay and we have consistently received strong stockholder support with 95%+ of votes in favor of the proposal over the past several years. Paychex HR Payroll Benefits Insurance 2

Performance Share Attainment ISS concern: The G&C Committee used discretion in determining the achievement for the July 2019 performance share award, for which the performance period ended May 31, 2021 Company response: While long-term incentive programs should be designed to smooth performance over a period of time, the impacts of COVID-19 were extreme in nature and duration and would not be considered a normal market fluctuation. The impact of the COVID-19 pandemic on the U.S. economy resulted in a significant negative impact on our revenue and earnings that simply could not be expected to be completely offset within a two-year cycle. The G&C Committee determined that management had significant accomplishments and demonstrated exemplary performance during fiscal 2021. The two-year performance period completed in May 2021 was for performance shares granted in July 2019. Measurement against performance targets set at that time would have resulted in achievement at 36% of target. This was not considered to be reflective of management performance given their success in mitigating the impacts of the pandemic on the business. Pre-COVID, projections indicated that the July 2019 performance shares would have resulted in achievement above target. The G&C Committee considered multiple alternatives before deciding an approach to exercise their discretion. The alternative selected was not the one that resulted in the highest attainment level. Even in exercising discretion, the G&C committee still maintained a formulaic-based payout structure and incentive design based on achievement against pre-established annual budget amounts, rather than implement a subjective, non-formulaic standard. Paychex HR Payroll Benefits Insurance 3

Composition of Equity Grants in July 2020 ISS concern: In July 2020, executives were awarded their equity compensation in the form of 60% time-based restricted stock and 40% stock options. This excluded performance-based equity awards as awarded in prior years. Company response: Fiscal 2021 equity awards were granted in July 2020, only a few months into the pandemic, during the height of business lock-downs. Due to the environment, in July 2020, the Company did not have the ability to predict with any degree of accuracy financial targets for fiscal 2021 and 2022. As a result, the Board approved a short-term financial plan with a framework that allowed management to navigate the unique challenges of the pandemic and advance the interests of the Company’s stockholders. For the single year of fiscal 2021, because of the uncertainty of the impact of the COVID-19 pandemic on the Company’s long-term goals, the G&C Committee believed it to be in the best interests of the Company to forego its normal practice of granting three-year performance shares and instead grant time-based restricted stock and stock options. The G&C Committee believed the stock option awards allowed for a significant portion of the equity awards to be performance-based and at-risk as realized compensation would depend on stock price performance. In July 2021, the G&C Committee returned to the previous practice of granting a blend of stock options, restricted stock and performance shares and fully intends to continue using performance-based awards in 2022 and future years. Paychex HR Payroll Benefits Insurance 4

Financial Performance Exceeded Expectations Despite the impact of COVID-19, which did impact year-over-year comparisons, we achieved exceptional performance compared to our expectations. The Company managed to grow the business in spite of economic headwinds. Actual results for fiscal 2021 were in excess of initial guidance provided for the fiscal year. The Company was able to increase operating margins in the midst of the pandemic. Cost savings initiatives were accelerated in fiscal 2021 including geographic and headcount optimization. Temporary cuts of 20% of base salary for NEOs and quarterly board retainer fees (excluding committee and chair fees) were taken from July 2020 to December 2020. Paychex TSR over the past one and three-year periods has exceeded the S&P 500. The Paychex stock price has more than doubled since the low point during the pandemic. Paychex HR Payroll Benefits Insurance 5

Strong Leadership Through the Pandemic Despite the challenges we faced due to lower employment levels, our NEOs reflected strong leadership exceeding expectations on factors that were within their control. Customer satisfaction and NPS scores continued to improve even during times of heavier than normal call volumes. Sales performance was solid in spite of moving quickly to 100% virtual sales. The year finished with growth in both units and annualized revenue. In particular, digital sales and our HR Solutions products reflected strength. Client retention reached an all-time record level of 85% of the beginning client base for the fiscal year. A strong, multi-faceted approach was taken in response to COVID-19 with near real-time information and tools made available to businesses in our COVID-19 Help Center to help them navigate the changing regulations. Our compliance experts advocated for our clients and our HR professionals assisted our HR outsourcing clients with understanding and responding to complex payroll and HR issues. Our product development and information technology teams were agile and pivoted to providing near-real time updates to systems to accommodate new regulations. In addition, new technology and solutions were issued to help clients with evaluating Paychex Protection Program loans and forgiveness and new solutions that helped clients manage a remote workforce. Paychex HR Payroll Benefits Insurance 6

Paychex HR Payroll Benefits Insurance The Power of Simplicity 7